Exhibit 10.14

FC Therapeutics, Inc.

8725 W. Higgins Road, Suite 290

Chicago, IL 60631

September 5, 2013

Hans Bishop

Dear Mr. Bishop:

As you may know, the Fred Hutchinson Cancer Research Center, in coordination with Arch Venture Partners, LLC (“Arch Ventures”) and certain other parties, intend to incorporate a new corporation, FC Therapeutics, Inc. (the “Company”), with assets to be purchased from Zeta, Rx. Arch Ventures expects to obtain funding for the Company in the amount of at least $10 million (the “Initial Financing”) and procure for the Company a license to certain patents from the Fred Hutchinson Cancer Research Center (the “Hutch License”) (the achievement of the Initial Financing and the Hutch License, collectively, the “Funding Events”, and the first date upon which the Funding Events have been achieved, the “Funding Date”). When and whether the Funding Events have been achieved will be determined by the Board of Directors of the Company (the “Board”) in its sole discretion.

I am pleased to offer you a position with the Company as its Chief Executive Officer and as a member of the Board, with such employment and membership contingent upon the occurrence of the Funding Events. Commencing on the Funding Date, and during your employment term with the Company, you will receive an annual base salary of $425,000, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. Your base salary will be reviewed at least annually and may be increased (but not decreased) at any time. As an employee, you also will be eligible to participate in the employee benefit plans maintained by the Company of general applicability to other senior executives of the Company.

You will be entitled to a cash sign-on bonus of $35,000.00, payable within 15 days of the Funding Date.

You will be considered for an annual incentive bonus with a target equal to 40% of your annual base salary upon attainment of certain performance objectives to be agreed upon by you and the Board (the “Bonus”). The Bonus will be higher if the performance objectives are exceeded. The attainment of the performance objectives will be determined by the Board. Your Bonus, if earned, will be payable no later than the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the bonus is earned or (ii) March 15 following the calendar year in which the Bonus is earned.

In addition, it will be recommended that the Company’s Board grant you immediately after the execution of this letter 7,774,436 restricted shares of the Company’s Common Stock (the “Restricted Shares”). Subject to the accelerated vesting provisions below, 18.18% of the Restricted Shares shall vest on September 11, 2013, and the remaining 81.82% of the Restricted Shares shall vest monthly over four (4) years following the date this letter is executed, subject to your continuing to be a service provider of the Company through the applicable vesting dates. The Restricted Shares will be subject to the terms and conditions of the Company’s equity incentive plan as then in effect (the “Plan”) and a restricted stock award agreement thereunder in the form attached hereto as Exhibit A, including vesting requirements. Notwithstanding the foregoing, upon a Change in Control, as defined in the Plan, and provided that you remain an employee of the Company through the closing date of such Change in Control, 75% of the Restricted Shares shall accelerate and become exercisable. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment. It is the intention of the parties to this letter that this grant of Restricted Shares, together with future grants of equity to you, will result in your having 4% to 5% of the Company’s Common Stock at the time of an initial public offering of the Company Common Stock.

During your employment, you shall be authorized to incur reasonable documented expenses in the performance of your duties. The Company shall reimburse you for all such expenses promptly after the presentation by you of itemized documentation reflecting such expenditures, all in accordance with the Company’s procedures and policies as adopted and in effect from time to time.

You should be aware that your employment with the Company will be for no specified period and will constitute at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two (2) weeks notice.

If your employment is terminated as a result of your death, your estate or beneficiary shall be entitled to any unpaid Bonus for a year prior to the year of termination and a pro rata bonus for the year of termination.

If the Company terminates your employment other than for Cause, death or disability, or if you terminate your employment for Good Reason, then you will be entitled to receive, subject to your executing and delivering to the Company, after such termination of employment, a written general release and a consulting agreement substantially similar to those in forms mutually and reasonably agreed to by the Company and you within seven (7) days of the date hereof, subject to any changes approved by the Company to comply with applicable law (collectively, the “Release”) that become effective and irrevocable by the sixtieth (60th) day following your termination of employment (the “Release Deadline Date”), continuing payments of severance pay (less applicable withholding taxes) for a period of twelve (12) months (the “Severance Period”) to be paid periodically in accordance with the Company’s normal payroll policies at a rate equal to the sum of your monthly base salary rate and one-twelfth of your target Bonus, in each case as in effect immediately prior to your termination (but without taking into account any reduction of your base salary or target Bonus in breach of this letter). If you are terminated for any reason except for Cause, or if you terminate your employment for Good Reason, you shall be entitled to receive any earned but unpaid Bonus for the year prior to the year of termination and a pro rata Bonus for the year of termination, payable in accordance with the Company’s normal payment for such Bonuses. Additionally, if the Company terminates your employment other than for Cause, death or disability, or if you terminate your employment for Good Reason, on or within the period that is three (3) months prior to or twelve (12) months following a Change in Control, and you execute a Release that becomes effective and irrevocable by the Release Deadline Date, all of the outstanding unvested Restricted Shares will vest as of the later of (i) the Change in Control or (ii) your termination of employment, as applicable. For the avoidance of any doubt, your removal from the Board for any reason will not constitute a termination of your employment for purposes of this paragraph; provided, however, that such removal shall constitute

“Good Reason” (as defined below). Notwithstanding the foregoing, if the Release does not become effective and irrevocable by the Release Deadline Date, you will forfeit any right to severance payments or other separation benefits under this letter. In no event will severance payments or other separation benefits be paid or provided until the Release actually becomes effective and irrevocable. Except as required by the following paragraph, if the Release becomes effective by the Release Deadline Date, severance payments and other separation benefits under this letter will commence on the Release Deadline Date. Except as required by the following paragraph, any installment payments that would have been made to you during the period from the date of your termination of employment through the date the Release becomes effective and irrevocable but for the preceding sentence will be paid to you on the Release Deadline Date, and the remaining payments will be made as provided in this letter.

Notwithstanding anything to the contrary in this letter, any severance payments or benefits under this letter that would be considered deferred compensation (the “Deferred Payments”) under Section 409A of the Internal Revenue Code (as it has been and may be amended from time to time) (the “Code”) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder (“Section 409A”) will not be paid until you have experienced a “separation from service” within the meaning of Section 409A. Additionally, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service, then the Deferred Payments that would otherwise be due to you on or within the six (6) month period following your separation from service but for this paragraph, will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your termination (such rule, the “Six Month Delay Rule”). All subsequent Deferred Payments following the application of the Six Month Delay Rule, if any, will be payable in accordance with the payment schedule applicable to each payment. It is the intent of this letter to comply with the requirements of Section 409A so that none of the severance payments will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A- 2(b)(2) of the Treasury Regulations.

Notwithstanding the foregoing, and subject to the terms of the preceding paragraph, upon a change in control event for purposes of Section 409A, any then unpaid severance payments shall be immediately paid to you in a lump sum on the later of the date of such change in control event or the Release Deadline Date, and any severance payments resulting from a termination of employment within the two (2) year period following a change in control event for purposes of Section 409A shall be paid to you in a lump sum at the time the first installment of severance pay would have been paid to you.

If your employment hereunder is terminated, you are not required to seek other employment or to attempt in any way to reduce any amounts payable to you by the Company. Further, the amount of any payment or benefit provided for hereunder shall not be reduced by any compensation earned by you as a result of your employment by another employer, by retirement benefits, or otherwise.

For purposes of this letter, “Cause” means (i) a willful act of dishonesty made by you in connection with your responsibilities as an employee, (ii) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, or a material violation of federal or state law by you that the Board reasonably determines has had or will have a detrimental effect on the Company’s reputation or business; (iii) your gross misconduct, (iv) your willful and material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (v) your willful material breach of any obligations under any written agreement or covenant with the Company; or (vi) your continued substantial failure to perform your employment duties (other than as a result of your physical or mental incapacity) after you have received a written demand of performance from the Board that specifically sets forth the factual basis for the Board’s determination that you have not substantially performed your duties and have failed to cure such non-performance to the Board’s reasonable satisfaction within ten (10) business days after receiving such notice. For purposes of this paragraph, no act or failure to act shall be considered willful unless it is done in bad faith and without reasonable intent that the act or failure to act was in the best interest of the Company. Any act, or failure to act, based upon authority or instructions given to you pursuant to a resolution duly adopted by the Board or based on the advice of counsel for the Company will be conclusively presumed to be done or omitted to be done by you in good faith and in the best interest of the Company.

For purposes of this letter, “Good Reason” means your resignation within thirty (30) days following expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your written consent: (i) a material reduction in your base salary or target Bonus; (ii) a material diminution of your title, duties, responsibilities or reporting lines; (iii) a change in the location of your employment of more than fifty (50) miles; (iv) failure of the Company to timely grant the Restricted Shares; or (v) you are not elected or re-elected as, or otherwise ceasing to be a member of the Board. You will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the initial existence of the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice (during which the grounds have not been cured).

You acknowledge and agree that you will disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Please notify the Company immediately if this is not the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook, which the Company will soon complete and distribute.

You are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement mutually and reasonably agreed to by the Company and you within seven (7) days of the date hereof which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees. Please note that we must receive your signed Agreement by September 11, 2013 to accept the Company’s terms of employment described herein, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chairman of the Company’s Board and you.

If you are made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that you are or were a trustee, director, officer, board member, employee or agent of the Company or any subsidiary or is or was serving at the request of the Company or any subsidiary as a trustee, director, officer, board member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, you shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, against all costs, expenses (including, without limitation, attorney fees) and liabilities incurred or suffered by you in connection therewith, and such indemnification shall continue as to you even if you have ceased to be an officer, director, trustee, board member, employee or agent, or are no longer employed by the Company and shall inure to the benefit of your heirs, executors and administrators. In addition, the Company shall, if requested by you and to the extent permitted by and subject to any terms and conditions contained in Delaware law, advance to you sufficient amounts necessary to pay any expenses, including fees of counsel, incurred by you in connection with such proceeding. The Company shall maintain directors and officers insurance with level of coverage appropriate for the Company based on its industry and size.

Notwithstanding anything to the contrary contained in this letter, to the extent that any of the payments and benefits provided for under this letter or any other agreement or arrangement between the Company and you (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be reduced to the extent necessary so that no portion of such Payments retained by you shall be subject to excise tax under Section 4999 of the Code; provided, however, such reduction shall only occur if after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, such reduction results in your receipt on an after-tax basis, of the greatest amount of benefits under this letter, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In the event of a determination that such reduction is to take place, reduction shall occur in the following order: first, reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; second, cancellation of accelerated vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and third, reduction of employee benefits, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. Notwithstanding the foregoing, to the extent the Company submits any payment or benefit payable to you under this letter or otherwise to the Company’s stockholders for approval in accordance with Treasury Reg. Section 1.280G-1 Q&A 7, the foregoing provisions shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by you and in the order prescribed by this paragraph. In no event shall you have any discretion with respect to the ordering of payment reductions. Unless you and the Company otherwise agree in writing, any determination required under this paragraph shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely in reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph. If any Payments would be subject to excise tax imposed by Section 4999 but for this paragraph, but would not be subject to such excise tax if the stockholder approval requirements of Section 280G(b)(5) of the Code are satisfied, the Company shall use its reasonable best efforts to cause such payments to be submitted for such approval prior to the event giving rise to such payments. If the limitation set forth in this paragraph is applied to reduce an amount payable to you, and the Internal Revenue Service successfully asserts that, despite the reduction, you have nonetheless received payments which are in excess of the maximum amount that could have been paid to you without being subjected to any excise tax, then, unless it would be unlawful for the Company to make such a loan or similar extension of credit to you, you may repay such excess amount to the Company as though such amount constitutes a loan to you made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under Section 1274(d) of the Code in respect of such loan).

We look forward to continuing to work with you at FC Therapeutics, Inc.

Sincerely,

/s/ Robert Nelsen
Robert Nelsen
President, FC Therapeutics, Inc.

Agreed to and accepted:

Signature:	/s/ Hans Bishop
Printed Name:	Hans Bishop

Date: 4th Sept 2013

Enclosures

    Duplicate Original Letter

[Signature Page to Offer Letter]

FC Therapeutics, Inc.

8725 W. Higgins Road, Suite 290

Chicago, IL 60631

September 16, 2013

Hans Bishop

809 Olive Way, Apt 2502

Seattle, 98101

Dear Mr. Bishop:

Reference is hereby made to that certain offer letter, dated as of September 5, 2013, between FC Therapeutics, Inc. (the “Company”) and Hans Bishop, pursuant to which Mr. Bishop was offered and accepted the position of Chief Executive Officer of the Company (the “Offer Letter”).

The parties to the Offer Letter, by execution of this letter, hereby agree and acknowledge as follows:

1.	The parties hereby agree and acknowledge that Mr. Bishop is entering into an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Employment Agreement”) with the Company on the date hereof, attached hereto as Exhibit A, and further agree and acknowledge that the Offer Letter, as supplemented by paragraphs 2, 3 and 4 of this letter (the Offer Letter as supplemented, the “Supplemented Offer Letter”) supplements the Employment Agreement and that in the event of a conflict between the provisions of the Supplemented Offer Letter and the Employment Agreement or any of the ancillary documents thereto, the provisions of the Supplemented Offer Letter shall govern.

2.	The parties agree that the requirement set forth in the Offer Letter that an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement be entered into within one week of the date of the Offer Letter is hereby waived.

3.	The parties hereby agree and acknowledge that they have mutually and reasonably agreed that the Release, as such term is defined in the Offer Letter, shall be in the form attached hereto as Exhibit B, and further agree to waive the requirement set forth in Offer Letter that such form be agreed to within one week of the date of the Offer Letter.

4.	Mr. Bishop is hereby authorized by Robert Nelsen, in his capacity as the sole member of the Board of Directors, pursuant to Section 2.2 of the Employment Agreement, to disclose Confidential Information (as such term is defined in the Employment Agreement) to third parties in connection with the proper performance of his duties to the Company and subject to the terms of the Employment Agreement.

This letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this letter agreement by facsimile transmission or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.

We look forward to continuing to work with you at FC Therapeutics, Inc.

Sincerely,

/s/ Robert Nelsen
Robert Nelsen
President, FC Therapeutics, Inc.

Agreed to and accepted:

Signature:	/s/ Hans Bishop
Printed Name:	Hans Bishop
Date:

Enclosures

Duplicate Original Letter